Exhibit 23.1

               CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 33-49956 and 333-26813) of El Paso Energy Corporation of our report dated June 15, 1999 relating to the financial statements and supplemental schedules of the El Paso Energy Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Houston, Texas
June 28, 1999